The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
Citigroup Inc.	SUBJECT TO COMPLETION, DATED AUGUST 28, 2015	September----, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0660 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

PLUS Based on the EURO STOXX® Banks Index Due December----, 2016

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the EURO STOXX Banks Index (the “underlying index”) from the initial index level to the final index level.

▪	The securities offer leveraged exposure to a limited range of potential appreciation of the underlying index as described below. In exchange for that feature, investors in the securities must be willing to forgo (i) any appreciation of the underlying index in excess of the maximum return at maturity specified below and (ii) any dividends that may be paid on the stocks that constitute the underlying index. In addition, investors in the securities must be willing to accept full downside exposure to any depreciation of the underlying index. If the final index level is less than the initial index level, you will lose 1% of the stated principal amount of your securities for every 1% of that decline. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying index:		The EURO STOXX® Banks Index (ticker symbol: “SX7E”)
Aggregate stated principal amount:		$
Stated principal amount:		$10 per security
Pricing date:		September , 2015 (expected to be September 15, 2015)
Issue date:		September , 2015 (three business days after the pricing date)
Valuation date:		December , 2016 (expected to be December 15, 2016), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		December , 2016 (expected to be December 20, 2016)
Payment at maturity:

For each $10 stated principal amount security you hold at maturity:

▪  If the final index level is greater than the initial index level:
$10 + the leveraged return amount, subject to the maximum return at maturity

▪  If the final index level is less than or equal to the initial index level:
$10 × the index performance factor

If the final index level is less than the initial index level, your payment at maturity will be less, and possibly significantly less, than the $10 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:		, the closing level of the underlying index on the pricing date
Final index level:		The closing level of the underlying index on the valuation date
Index performance factor:		The final index level divided by the initial index level
Index percent increase:		The final index level minus the initial index level, divided by the initial index level
Leveraged return amount:		$10 × the index percent increase × the leverage factor
Leverage factor:		300.00%
Maximum return at maturity:		The maximum return at maturity will be determined on the pricing date and will be at least $2.30 per security (23.00% of the stated principal amount). The payment at maturity per security will not exceed $10.00 plus the maximum return at maturity.
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17323Q726/ US17323Q7262
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.175(2)	$9.775
$0.05(3)
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.300 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management and their financial advisors, will collectively receive from CGMI a fixed selling concession of $0.175 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013	Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns, subject to the maximum return at maturity, for a limited range of potential appreciation of the underlying index;

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario; and

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum return at maturity, while using fewer dollars by taking advantage of the leverage factor.

If the final index level is less than the initial index level, the securities are exposed on a 1-to-1 basis to the percentage of that decline. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 15 months
Leverage factor:	300.00%, subject to the maximum return at maturity. The leverage factor applies only if the final index level is greater than the initial index level.
Maximum return at maturity:	At least $2.30 (23.00% of the stated principal amount), to be determined on the pricing date
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 300.00% of the appreciation of the underlying index, provided that investors will not receive a payment at maturity in excess of the maximum payment at maturity, which will be at least $12.30 per security (to be determined on the pricing date). At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum return at maturity. However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline in the level of the underlying index from the initial index level. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Inc.

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a limited range of positive performance.
Upside Scenario:	If the final index level is greater than the initial index level, the payment at maturity for each security will be equal to the $10 stated principal amount plus the leveraged return amount, subject to the maximum return at maturity of at least $2.30 per security (at least 23.00% of the stated principal amount). For example, if the final index level is 3% greater than the initial index level, the securities will provide a total return of 9% at maturity.
Downside Scenario:	If the final index level is less than the initial index level, you will lose 1% for every 1% decline in the value of the underlying index from the initial index level and the payment at maturity will be less than the stated principal amount. For example, if the final index level is 30% less than the initial index level, you will receive a payment at maturity of $7.00 per security, or 70% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

September 2015	PS-2

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level. The diagram and examples below are based on a hypothetical maximum return at maturity of 23.00%.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

PLUS Payment at Maturity Diagram

■ The Securities	■ The Underlying Index

Your actual payment at maturity per security will depend on the actual maximum return at maturity, which will be determined on the pricing date, the actual initial index level and the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much. The examples are based on a hypothetical initial index level of 140.00.

Example 1—Upside Scenario A. The hypothetical final index level is 147.00 (an approximately 5.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $10 + the leveraged return amount, subject to the hypothetical maximum return at maturity of $2.30 per security

= $10 + ($10 × the index percent increase × the leverage factor), subject to the hypothetical maximum return at maturity of $2.30 per security

= $10 + ($10 × 5.00% × 300.00%), subject to the hypothetical maximum return at maturity of $2.30 per security

= $10 + $1.50, subject to the hypothetical maximum return at maturity of $2.30 per security

= $11.50

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level and the leveraged return amount of $1.50 per security results in a total return at maturity of 15.00%, which is less than the hypothetical maximum return at

September 2015	PS-3

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

maturity of 23.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount, or $11.50 per security.

Example 2—Upside Scenario B. The hypothetical final index level is 179.20 (an approximately 28.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $10 + the leveraged return amount, subject to the hypothetical maximum return at maturity of $2.30 per security

= $10 + ($10 × the index percent increase × the leverage factor), subject to the hypothetical maximum return at maturity of $2.30 per security

= $10 + ($10 × 28.00% × 300.00%), subject to the hypothetical maximum return at maturity of $2.30 per security

= $10 + $8.40, subject to the hypothetical maximum return at maturity of $2.30 per security

= $12.30

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level and the leveraged return amount of $8.40 per security would result in a total return at maturity of 84.00%, which is greater than the hypothetical maximum return at maturity of 23.00%, your payment at maturity in this scenario would equal the maximum payment at maturity of $12.30 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum return.

Example 3—Downside Scenario. The hypothetical final index level is 42.00 (an approximately 70.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level.

Payment at maturity per security = $10 × the index performance factor

= $10 × 30.00%

= $3.00

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying index.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If the final index level is less than the initial index level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of at least 23.00%, which is equivalent to a maximum return at maturity of at least $2.30 per security and would result in a maximum payment at maturity of at least $12.30 per security. The actual maximum return at maturity will be determined on the pricing date. Taking into account the leverage factor and assuming a maximum return at maturity of 23.00%, any increase in the final index level over the initial index level by more than approximately 7.67% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

September 2015	PS-4

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. As of August 26, 2015, the average dividend yield of the underlying index was approximately 3.49% per year. While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 4.36% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional

September 2015	PS-5

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the underlying index, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The underlying index is subject to risks associated with the Eurozone. The companies whose stocks constitute the underlying index are financial institutions in the Eurozone. A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions. Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the underlying index, are impossible to predict. This uncertainty may contribute to significant volatility in the underlying index, and adverse developments affecting the Eurozone may affect the underlying index in a way that adversely affects the value of and return on the securities. Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

▪	The underlying index is subject to risks associated with the financial services industry. All of the stocks held by the underlying index are issued by companies whose primary line of business is directly associated with the financial services sector. Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector.

▪	The underlying index performance will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar. The underlying index is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the underlying index and the value of your securities will not be adjusted for exchange rate fluctuations. If the Euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the underlying index.

▪	Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

September 2015	PS-6

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. STOXX Limited (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Index

We have derived all information contained in this pricing supplement regarding the EURO STOXX® Banks Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The EURO STOXX® Banks Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX® Banks Index.

The EURO STOXX® Banks Index is calculated in euros and is reported by Bloomberg L.P. under the ticker symbol “SX7E.”

The EURO STOXX® Banks Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX® Banks Index began on June 15, 1998, based on an initial EURO STOXX® Banks Index value of 100 at December 31, 1991. The EURO STOXX® Banks Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX® Banks Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of information contained on the STOXX Limited website.

Historical Information

The closing level of the underlying index on August 26, 2015 was 139.72.

September 2015	PS-7

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The graph below shows the closing levels of the underlying index for each day such level was available from January 4, 2010 to August 26, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

EURO STOXX Banks Index – Historical Closing Levels January 4, 2010 to August 26, 2015

Underlying Index Compostion and Maintenance

The EURO STOXX® Banks Index is one of 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest European stocks by free float market capitalization. Each of the 19 EURO STOXX® Supersector indices contain the companies within the Eurozone subset of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.  The EURO STOXX® Banks Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The EURO STOXX® Banks Index currently includes 30 stocks of banks market sector leaders mainly from the ten largest Eurozone countries: Austria, Belgium, France, Germany, Greece, Ireland, Italy, the Netherlands, Portugal and Spain.

The composition of each of the EURO STOXX® Supersector indices is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

The STOXX® Europe 600 Index is also reviewed on an ongoing basis, and any changes affecting the STOXX® Europe 600 Index are also applied to the relevant EURO STOXX® Supersector index. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free float factors and weighting cap factors for each component stock used to calculate the EURO STOXX® Supersector indices, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Underlying Index Calculation

The EURO STOXX® Supersector indices are calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating each EURO STOXX® Supersector index value at any time can be expressed as follows:

September 2015	PS-8

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

index =	free float market capitalization of the relevant EURO STOXX® Supersector index divisor

The “free float market capitalization of the relevant EURO STOXX® Supersector index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the relevant EURO STOXX® Supersector index is being calculated.

The divisor for each EURO STOXX® Supersector index is adjusted to maintain the continuity of that EURO STOXX® Supersector index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: no change

(2) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares *(A + B)/ A

Divisor: increases

(3) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: decreases	(4) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(5) Return of capital and share consideration:

Adjusted price = (closing price – capital return
announced by company ×
(1- withholding tax)) × A / B

New number of shares = old number of shares

× B / A

Divisor: decreases

(6) Repurchase of shares / self tender:

Adjusted price = ((price before tender × old
number of shares) – (tender
price × number of tendered
shares)) / (old number of
shares – number of tendered
shares)

New number of shares = old number of shares –
number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases
(8) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

September 2015	PS-9

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C /
A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B /
A))

New number of shares = old number of shares ×
((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

License Agreement with the Underlying Index Publisher

The underlying index publisher and its licensors and Citigroup Global Markets Inc. (“CGMI”) have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the underlying index, which is owned and published by the underlying index publisher, in connection with certain financial instruments, including the securities.

The securities are not sponsored, endorsed, sold or promoted by the underlying index publisher or its licensors. The underlying index publisher and its licensors have no relationship to CGMI or its affiliates, other than the licensing of the underlying index and the related trademarks for use in connection with the securities. The underlying index publisher and its licensors make no recommendation that any person invest in the securities or any other securities. The underlying index publisher and its licensors have no responsibility or liability for or make any decisions about the timing, amount or pricing of the securities. The underlying index publisher and its licensors do not consider the needs of Citigroup Inc. or its affiliates or the holders of the securities in determining, composing or calculating the underlying index or have any obligation to do so. The underlying index publisher and its licensors have no responsibility or liability for the administration, management or marketing of the securities.

The underlying index publisher and its licensors will not have any liability in connection with the securities. Specifically,

•	the underlying index publisher and its licensors do not make any warranty, express or implied and disclaim any and all warranty about (i) the results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the underlying index and the data included in the underlying index; (ii) the accuracy or completeness of the underlying index and its data; or (iii) the merchantability and the fitness for a particular purpose or use of the underlying index and its data;

•	the underlying index publisher and its licensors will have no liability for any errors, omissions or interruptions in the underlying index or its data; and

•	under no circumstances will the underlying index publisher or its licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the underlying index publisher or its licensors knows that they might occur.

The licensing agreement between CGMI and the underlying index publisher is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

September 2015	PS-10

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management and their financial advisers collectively, a fixed selling concession of $0.175 for each $10 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a

September 2015	PS-11

PLUS Based on the EURO STOXX® Banks Index Due December     , 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

September 2015	PS-12